Exhibit 10.1

JOINT DEVELOPMENT AGREEMENT

THIS JOINT DEVELOPMENT AGREEMENT (hereinafter, the “Agreement”) is made as of the 3rd day of December, 2013, by and between EAGLEFORD ENERGY INC., an Ontario, Canada corporation (“Eagleford”), its wholly-owned subsidiary, EAGLEFORD ENERGY, ZAVALA INC., a Nevada corporation (“Zavala”) and STRATEX  OIL AND GAS HOLDINGS, INC., a Colorado corporation (hereinafter, the “Stratex”).

WHEREAS, Zavala is the Lessee under that certain Oil and Gas Lease (hereinafter, the “Matthews Lease”) dated September 1, 2013 by and between Matthews Family Mineral Account, L.P. (“Matthews”) and Delta Star Holdings, L.L.C. (“Delta Star”) (together Matthews and Delta Star, as lessor therein), Zavala (as lessee therein) and OGR Energy Corporation (hereinafter, “OGR”), such Matthews Lease covering approximately two thousand six hundred twenty nine (2,629) leasehold acres situated in Zavala County, Texas; and

WHEREAS, pursuant to that certain Assignment of Overriding Royalty Interest (hereinafter, the “ORI Agreement”), dated effective September 1, 2013, Zavala Inc. (as assignee therein) assigned unto (i) OGR, (ii) Texas Onshore Energy (“TOE”), and (iii) Karen Kolaya, an individual (together, OGR, TOE and Karen Kolaya as assignees therein) an undivided overriding royalty interest of five percent (5%) of 8/8ths of all the oil, gas and other minerals which may be produced, saved and sold from the lands covered under and by virtue of the Matthews Lease, such assigned overriding royalty interest to be divided, as follows:

(i)	OGR:	3% of 8/8ths
(ii)	TOE:	1% of 8/8ths
(iii)	Karen Kolaya:	1% of 8/8ths

WHEREAS, as of the date of this Agreement, drilling has been commenced with respect to the Matthews #1H well (hereinafter, “Matthews #1H Well”), but such Matthews #1H wellbore has not yet been completed; and

WHEREAS, subject to and on the terms and conditions herein specified, Eagleford, Zavala and Stratex are desirous of entering into this Agreement for the purpose of facilitating (i) the completion of the Matthews #1H wellbore and (ii) the exploration and development of the oil and gas reserves within and underlying the Matthews Lease in accordance with the terms and conditions of the Matthews Lease and this Agreement in all respects.

NOW THEREFORE, in consideration of the above premises, which are incorporated herein by reference and the mutual benefits inuring to the parties hereto, it is hereby agreed between the parties as follows:

1.
Designation of Stratex as Operator of Record.  The parties hereto hereby designate Stratex as the sole operator of record for any and all completion and/or drilling activities to be undertaken on the Development Acreage (hereinafter defined), and the parties covenant and agree to do all things necessary to effectuate the designation of Stratex as the operator of record in a timely fashion including, without limitation, the filing of any necessary documents with the Texas Railroad Commission and the obtaining of any third party consents.  For purposes of this Agreement, Development Acreage means the entirety of the two thousand six hundred twenty nine (2,629) leasehold acres under the Matthews Lease, but excluding eighty (80) acres immediately surrounding the Matthews #3 wellbore.

2.
Fracturing of Matthews #1H Well.  As soon as practicable, but in no event later than March 31, 2014, Stratex shall complete or cause to be completed, the hydraulic fracturing of the Matthews #1H well (the “Initial Operation”).  Stratex shall be responsible for all costs associated with the Initial Operation from this date forward including, but not limited to, any payments required to be made to the lessors pursuant to Paragraphs 2.B(2), 2.C and 2.D of the Matthews Lease. In exchange for this commitment, Stratex is hereby granted an undivided working interest with respect to the Matthews #1H well equal to (i) two-thirds (66.67%) of 8/8ths of all the oil, gas and other minerals which may be produced and sold therefrom until Payout (as hereinafter defined) and (ii) one-half (50%) of 8/8ths of all the oil, gas and other minerals which may be produced and sold therefrom after Payout.  Solely for purposes of this Section 2, Payout shall mean the point in time when Stratex shall have recouped from the proceeds of oil and gas production from such Matthews #1H Well, after deducting (a) severance, production, windfall profit and other taxes payable on such share of production, and (b) lessor's royalties, overriding royalties (including any overriding royalty interests) and like burdens which the Matthews Lease is burdened as of the date hereof, an amount equal to the aggregate of all costs incurred by Stratex in performing the Initial Operation.

3.
Grant of Working Interest and Exclusive Development Rights.   Following the timely commencement of the Initial Operation, Stratex shall have earned and be entitled to receive, an assignment of an undivided working interest in the Development Acreage equal to fifty percent (50%) of 8/8ths of all the oil, gas and other minerals which may be produced and sold from the lands comprised therein.  Not later than twenty (20) business days following the Initial Operation, Zavala shall execute and deliver to Stratex, an assignment of working interest in form and substance satisfactory to Stratex, evidencing such assignment, which shall be in recordable form for filing in Zavala County.  Eagleford and Zavala expressly agree that from and after the date of the Initial Operation, Stratex shall have the sole and exclusive right (but not obligation) to propose additional wells to be drilled on the Development Acreage.

4.
Consideration.    As consideration for the rights granted herein, Stratex shall (i) upon the execution hereof, cause $150,000 to be delivered to the lessors under the Matthews Lease, on behalf of Zavala, (ii) upon the execution hereof, deliver $50,000 to Eagleford and (iii) deliver an additional $100,000 to Eagleford on or before December 31, 2013.

5.
Participation Rights.    Following the timely commencement of the Initial Operation, Zavala shall have the option, but not the obligation, to participate on a well by well basis in any subsequent wells (each a “Subsequent Well” and collectively, the “Subsequent Wells”) proposed by Stratex on the Development Acreage for a working interest of fifty percent (50%) on the basis of Zavala paying its proportionate share of actual drilling and completion costs.  The operations and conduct of the parties as to such Subsequent Wells in which Zavala elects to participate shall be governed by a mutually acceptable AAPL Form 610 Model Joint Operating Agreement. Stratex shall propose, in writing, to Zavala each Subsequent Well to be drilled pursuant to this Agreement.  Such proposal shall include the well plat, authority for expenditure (“AFE”), election letter, and drilling prognosis, and such other information reasonably requested by Zavala with respect to such well which Zavala deems to be material in making an informed determination as to whether to participate (collectively, the “Proposal”). Zavala shall have thirty (30) days after receipt of the Proposal in order to elect in writing to participate in the subject well(s).

6.
Information.    Eagleford and Zavala hereby agree to furnish Stratex with any and all drilling, completion and production data, including, but not limited to, daily drilling reports, electric and other logs, completion reports, pipeline activity, and other pertinent information possessed by Eagleford and Zavala and related to all wells on the Development Acreage (including the Matthews #1H Well) as such information or data exists or was otherwise created prior to the execution of this Agreement or as such information may become available to Eagleford or Zavala after the date of this Agreement.  Likewise, upon being named as operator, Stratex hereby agrees to furnish Eagleford and Zavala with any and all drilling, completion and production data, including, but not limited to, daily drilling reports, electric and other logs, completion reports, pipeline activity, and other pertinent information related to all wells on the Development Acreage as such information becomes available.

7.	Term. This Agreement shall remain in full force and effect until terminated by the mutual consent of the parties.

8.
Representations of Zavala and Eagleford.   Each of Zavala and Eagleford represent and warrant that (i) they are a corporation duly organized, validly existing and in good standing in their respective jurisdictions of incorporation, (ii) have the corporate power and authority to own its properties and assets, to conduct its business as presently conducted and to execute, deliver and perform this Agreement, (iii) this Agreement has been duly and validly executed and delivered by each of them and constitutes legal, valid and binding obligations of Zavala and Eagleford enforceable against each of them in accordance with its respective terms, (iv) the execution, delivery and performance by Zavala and Eagleford of this Agreement does not and will not violate Zavala’s or Eagelford’s charters or by-laws or breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any agreement to which Eagleford or Zavala is a party including, without limitation, the Matthews Lease.

9.
Notices.   Any notices, documents, or information required to be given or furnished under the terms of this Agreement shall be in writing, unless otherwise provided, and mailed to the parties via registered or certified U.S. Mail to the respective addresses below, and shall not be deemed properly given until actually received:

Stratex	Eagleford and Zavala
Stratex Oil and Gas Holdings, Inc.	Eagleford Energy Inc.
30 Echo Lake Rd.	1 King Street West, Ste. 1505
Watertown, CT 06795	Toronto, Canada M5H 1A1
Attn: Stephen Funk	Attn: James Cassina

10.
Governing Law and Jurisdiction.  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement and all disputes arising hereunder shall be governed by, the laws of the State of Connecticut.  The parties hereto expressly agree that all disputes arising hereunder shall be commenced or heard in the State or Federal courts sitting in Hartford, Connecticut and the parties hereto consent and submit to the jurisdiction and venue of those Courts.

11.
Entire Agreement.  This Agreement embodies the complete and full agreement of the parties and cancels and supersedes any and all previous agreements between the parties relating to the subject matter hereof.  No alterations, modifications or changes hereto shall be deemed to be effective or binding upon the parties unless in writing and mutually accepted and acknowledged by the parties.

12.
Binding Agreement.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

13.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EAGLEFORD ENERGY INC.

By:	/s/ James Cassina
Name:	James Cassina
Title:	President

EAGLEFORD ENERGY ZAVALA INC.

By:	/s/ James Cassina
Name:	James Cassina
Title:	President

STRATEX OIL & GAS HOLDINGS, INC.

By:	/s/ Stephen P. Funk
Name:	Stephen P. Funk
Title:	Chief Executive Officer